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EXHIBIT 99.1

PRESS RELEASE

HA-LO Industries, Inc.
500 Lake Cook Road, Suite 350
Deerfield, Illinois 60015
www.halo.com

Contact:
Gregory J. Kilrea
(847) 600-3050

HA-LO INDUSTRIES PROVIDES UPDATE ON
STATUS OF BANKRUPTCY CASE

        CHICAGO, JUNE 12, 2002—HA-LO Industries, Inc., a promotional products company, announced today that to date, although discussions in the bankruptcy cases have commenced between HA-LO and two of its subsidiaries Lee Wayne Corporation and Starbelly.com, Inc., who are all debtors, and the Official Committee of Unsecured Creditors regarding the form and content of a plan or plans of reorganization, the discussions are in their early and preliminary stages without any agreed upon terms and conditions, and no plan or plans of reorganization have been filed or confirmed by the Bankruptcy Court.

        HA-LO further noted that it appears at present, absent a substantial recovery on potential litigation claims that HA-LO has not yet asserted and may never assert, and that will undoubtedly be vigorously contested if asserted, the holders of equity interests in HA-LO are not likely to receive or retain anything on account of their interests in HA-LO in the bankruptcy cases.

        HA-LO, Lee Wayne and Starbelly.com each previously filed a Chapter 11 case on July 30, 2001 in the United States Bankruptcy Court for the District of Delaware, which cases were subsequently procedurally consolidated and transferred to the United States Bankruptcy Court for the Northern District of Illinois (Eastern Division), based in Chicago, Illinois, where they are presently pending as case number 02 B 12059.

        Persons interested in obtaining more information concerning the Chapter 11 cases, or the debtors' financial performance, may review the pleadings, reports and other papers on file in the Office of the Clerk of the United States Bankruptcy Court for the Northern District of Illinois, Everett McKinley Dirksen Federal Building, 219 S. Dearborn Street, Chicago, Illinois.

ABOUT HA-LO

        HA-LO Industries, Inc. (OTC: HMLOQ) is a promotional products company and brand marketing organization.

FORWARD-LOOKING STATEMENTS

        Certain statements in this press release are forward-looking statements that involve substantial risks and uncertainties. Actual results may differ materially from those implied by such forward-looking statements as a result of various factors. Readers are encouraged to review the pleadings, reports and other papers on file under case number 02 B 12059 in the Office of the Clerk of the United States Bankruptcy Court for the Northern District of Illinois, Everett McKinley Dirksen Federal Building, 219 S. Dearborn Street, Chicago, Illinois, for these and other important factors that may cause actual results to differ materially from those implied in these forward-looking statements. As a result of these and other factors, HA-LO can provide no assurance that there will not be significant fluctuations in the future. HA-LO believes any distribution in bankruptcy to the equity holders of HA-LO is unlikely. There can be no assurance that HA-LO will emerge out of bankruptcy or of the conditions under which it may emerge from bankruptcy. HA-LO undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

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EXHIBIT 99.1